WELLS
FARGO
Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334
Wells Fargo Bank, N.A.
Together we'll go far
ANNUAL STATEMENT OF COMPLIANCE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of September 1, 2014, by and among WELLS FARGO COMMERCIAL MORTGAGE
SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as General
Master Servicer, CWCAPITAL ASSET MANAGEMENT LLC, as General Special Servicer,  NCB,
FSB, as NCB Master Servicer, NCB, FSB, as NCB Special Servicer, PENTALPHA
SURVEILLANCE LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian, and
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, with respect to Commercial
Mortgage Pass-Through Certificates Series 2014-C22 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from September 1, 2014 through December 31, 2014, (the "Reporting Period"), and of its performance per the
Agreement during such period has been made under my supervision, and
2.
To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting
Period.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of

March 2015.
/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank